UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 21, 2014

LION BIOTECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

NEVADA
(State of Incorporation)

000-53127	75-3254381
(Commission File Number)	(I.R.S. Employer Identification No.)

21900 Burbank Blvd., Third Floor, Woodland Hills, California	91367
(Address of Principal Executive Offices)	(Zip Code)

(818) 992-3126
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2014, Lion Biotechnologies Inc. (“we,” “us,” “our” or the “Company”) entered into an employment agreement with Elma Hawkins Ph.D. (the “Employment Agreement”)  pursuant to which she agreed to serve as our President and Chief Operating Officer.  From February 2014 until she agreed to become our President and Chief Operating Officer, Dr. Hawkins served as our head of clinical development under a consulting agreement (the “Consulting Agreement”).  Under the new Employment Agreement, we agreed to pay Dr. Hawkins an annual salary of $325,000, the same amount that she was paid under the Consulting Agreement.  As our President and Chief Operating Officer, Dr. Hawkins is also entitled to a year-end incentive bonus of up to 20% of her base salary.  Effective as of August 21, 2014, we granted Dr. Hawkins a stock option to purchase 125,000 shares of our common stock (the “New Option”) at an exercise price of $6.70, which price is equal to the fair market value of our common stock on that date.  Provided that she is still employed with us on the following dates, the New Option will vest in three installments as follows: (i) The right to purchase 41,667 shares shall vest on August 21, 2015; and the remaining shares shall vest quarterly over the next two years after August 21, 2015.  Under the Consulting Agreement, Dr. Hawkins was granted  a non-qualified stock option to purchase an aggregate of 200,000 shares of our common stock (the “Existing Option”), and 200,000 shares of restricted common stock.  Accordingly, in addition to the 200,000 restricted shares, in the aggregate Dr. Hawkins currently has options for the purchase of 325,000 shares.  The Existing Option and the 200,000 restricted shares remain in effect under the new Employment Agreement under the same terms under which they were granted in February 2014.  Provided that Dr. Hawkins is still providing services to us on the following dates, the shares under the Existing Option that she received under the consulting agreement will vest in installments as follows: (i) The option to the purchase of 66,666 shares shall vest on February 21, 2015; and (ii) the remaining shares under the option shall vest in eight equal quarterly (three month) installments over the next two years after February 21, 2015.  Provided that she is still providing services to us on the following dates, the 200,000 shares of restricted stock will vest in three installments as follows: (i) 40,000 shares shall vest on February 28, 2015; (ii) 60,000 shares shall vest on February 28, 2016, and (iii) 100,000 shares shall vest on February 28, 2017.

Either party can terminate the employment agreement at any time; provided, however, that if we terminate Dr. Hawkins’ employment agreement without cause (as defined in the employment agreement), all of her unvested stock options and unvested shares of restricted stock will become fully vested, and she shall have twelve months from the date of termination within which to exercise her vested options.  In addition, Dr. Hawkins will be eligible to receive a severance payment equal to six months of her then base salary.  If, within six months immediately preceding a Change in Control (as defined in the Employment Agreement) or within 12 months immediately following a Change of Control, Dr. Hawkins’ employment is terminated by us for any reason other than cause, then Dr. Hawkins’ unvested stock options and shares of restricted stock will immediately vest and she will be entitled to receive a severance payment equal to six months of her then base salary.

From February 2014 until her appointment President and Chief Operating Officer, Dr. Hawkins, 58, provided consulting services to us as our Head of Clinical Development.  Since 2006 Dr. Hawkins has been an independent consultant to various biotechnology companies and financial institutions.  Dr. Hawkins started her career at Warner-Lambert/Parke-Davis in Clinical Research.  Later she joined the Center for the Study of Drug Development at Tufts Medical School.  Following that, she held various positions at BioSurface Technology and Genzyme Corporation, and at Antigenics, most recently as that company’s Vice Chairman.  Later, she was President and CEO of Advanced Viral Research.  She also serves on the Health Care Advisory Board for the Partnership for New York City.  Dr. Hawkins has BSc in Mathematics and Chemistry, BSc (Hons) in Chemistry, MSc in Organic Chemistry, a PhD in Organic Chemistry and an MBA with specialization in entrepreneurship.

Item 8.01.   Other Events

On August 20, 2014, the Company issued a press release with respect to the foregoing.  A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01.    Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

10.1	Executive Employment Agreement, dated August 21, 2014, by and among Lion Biotechnologies, Inc. and Dr. Elma Hawkins.

99.1	Press Release issued by the Company on August 20, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LION BIOTECHNOLOGIES, INC.

Date: August 25, 2014	By:	/s/ Michael Handelman
Michael Handelman, Chief Financial Officer